NEWS

For Immediate Release

Contact: Karl F. Krebs, Chief Financial Officer

220 Liberty Street, Warsaw, N.Y. 14569

(585) 786-1125

kfkrebs@fiiwarsaw.com

Financial Institutions, Inc. Declares Cash Dividend

WARSAW, N.Y., August 22, 2012 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”) announced today that its Board of Directors has declared a quarterly cash dividend of $0.14 per share of outstanding common stock. The Company also announced dividends of $0.75 per share on Series A 3% preferred stock and $2.12 per share on series B-1 8.48% preferred stock. All dividends are payable October 2, 2012 to shareholders of record on September 12, 2012.

“Our strong capital position, as well as our confidence in the opportunities for future growth, underlie our decision to declare this level of quarterly cash dividend payouts to shareholders,” said Peter G. Humphrey, President and Chief Executive Officer of Financial Institutions, Inc. and Five Star Bank.  “We’ve increased our quarterly cash dividend three times since the start of 2011, reflecting our desire to reward shareholders with increasing and highly competitive returns on their FISI stock.”

About Financial Institutions, Inc.
With over $2.6 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, whether it experiences greater credit losses than expected, the attitudes and preferences of its customers, its ability to successfully integrate recently acquired bank branches and profitably operate newly opened bank branches, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors and other factors that could affect the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

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